IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

February 27, 2019

Dear Ironwood Institutional Multi-Strategy Fund LLC Member:

We are writing to inform you of important dates relating to a tender offer (an “Offer”) by Ironwood Institutional Multi-Strategy Fund LLC (the “Fund”).  If you are not interested in having the Fund repurchase your units of limited liability company interest of the Fund (the “Units”), please disregard this notice and take no action.

The Offer will begin on February 27, 2019 and will expire at 11:59 p.m., Eastern Daylight Time, on March 27, 2019.  The purpose of the Offer is to provide liquidity to members of the Fund.  Units may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or a portion of your Units for purchase by the Fund pursuant to this Offer, please complete and return the enclosed Letter of Transmittal so that it is received by the Bank of New York Mellon no later than 11:59 p.m., Eastern Daylight Time, on March 27, 2019.

If you do not wish to have all or any portion of your Units repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the Offer, or call Ironwood at (415) 777-2400.

Sincerely,

Ironwood Institutional Multi-Strategy Fund LLC
By:
Jonathan A. Gans
President and Chairman of the Board

IRONWOOD CAPITAL MANAGEMENT
ONE MARKET PLAZA, STEUART TOWER, SUITE 2500, SAN FRANCISCO, CA 94105
PHONE: (415) 777-2400 FAX: (415) 777-2600
ir@ironwoodpartners.com

Cover Letter to Offer to Purchase and Letter of Transmittal
Clients of Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill Lynch”)

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

February 27, 2019

Dear Ironwood Institutional Multi-Strategy Fund LLC Member:

We are writing to inform you of important dates relating to a tender offer (an “Offer”) by Ironwood Institutional Multi-Strategy Fund LLC (the “Fund”).  If you are not interested in having the Fund repurchase your units of limited liability company interest of the Fund (the “Units”), please disregard this notice and take no action.

The Offer will begin on February 27, 2019 and will expire at 11:59 p.m., Eastern Daylight Time, on March 27, 2019.  The purpose of the Offer is to provide liquidity to members of the Fund.  Units may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or a portion of your Units for purchase by the Fund pursuant to this Offer, please contact your Advisor who will provide you a customized Tender Offer Form for your account. Contained in this offer kit is a sample Tender Offer Form which is for your reference only.

The Tender Offer Form generated for your account will need to be signed and returned to your Advisor. Upon receiving the signed form, your Advisor will then submit the order. Your Advisor must submit the form by no later than 11:59 p.m., Eastern Daylight Time, on March 27, 2019.  If you do not wish to have all or any portion of your Units repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Advisor.